Exhibit 10.32

Amendment No. 2 to the

Executive Employment

Agreement

Between Track Group, Inc. and Arthur

Jacob Gigler Dated December 26, 2018

THIS AMENDMENT NO. 2 to that certain Executive Employment Agreement by and between Track Group, Inc. (the “Company”) and Arthur Jacob Gigler (the “Executive”) is entered into and effective as of August 4, 2022.

WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated December 26, 2018 (the “Employment Agreement”), inclusive of exhibits, one such exhibit being a “Confidentiality, Non-Solicitation and Inventions Agreement” (the “Inventions Agreement”), through which Executive, pursuant to the terms therein, effectively disclosed the existence of an invention/provisional patent application conceived prior to his employment, as more fully set forth therein, and as subsequently memorialized as Patent No. 1098465 (the “Pre-Employment Invention”); and

WHEREAS, both the Company and the Executive wish to clarify and confirm certain provisions, agreements, and obligations in the Employment Agreement, as amended on March 17, 2022, with respect to the Pre-Employment Invention.

NOW THEREFORE, the Company and the Executive agree as follows:

1.

Executive validly disclosed, pursuant to Section 7(c) of the Inventions Agreement, the Pre-Employment Invention, and as such, the Pre-Employment Invention is not subject to the terms of the Inventions Agreement and Company has no rights in or claims said Pre-Employment Invention or improvements thereto; and

2.

Executive is free to monetize, license or divest the Pre-Employment Invention in any manner Executive sees fit, including but not limited to establishing a legal entity to so monetize, license or divest, so long as Executive does not violate of any of the remaining obligations of his Employment Agreement, including the Inventions Agreement; and

3.

For the avoidance of doubt, as it relates to the Pre-Employment Invention only, and any activities noted in Par. 2 above related thereto, any such activity, to the extent conducted with any such entity (or their respective subsidiaries) noted in Par. 9 of the Employment Agreement (as amended), shall not be deemed to be a violation of Par. 9 (as amended), whether occurring during Executive’s employment with Company, or any time thereafter.

4.

For the avoidance of doubt, the Company and the Executive agree that Executive remains prohibited from using Confidential Information, as that term is defined in Par. 5(a) of the Inventions Agreement, in furtherance of his permitted activities, as set forth in Par. 2 and 3, above, and remains bound by the obligations as set forth in Par. 9 of the Employment Agreement (as amended) to the extent they are unrelated to the Pre-Employment Invention (i.e., the non-compete obligations of Par. 9 remain in effect in all other respects except for as they relate solely to the Pre-Employment Invention).

5.	All terms and provisions of the initial Employment Agreement and Amendment No. 1 not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

IN WITNESS WEHEREOF, each of the parties has executed this Amendment No. 2 to the Executive Employment Agreement between Track Group, Inc. and Arthur Jacob Gigler dated August 4, 2022, in the case of the Company by its duly authorized Officer.

TRACK GROUP, INC.	EXECUTIVE

By:	By:

Derek Cassell	Arthur Jacob Gigler

Chief Executive Officer